Exhibit 3.1

RESTATED CERTIFICATE OF INCORPORATION

OF

NTELOS HOLDINGS CORP.

1. Name. The name of the Corporation is NTELOS Holdings Corp.

2. Registered Office and Agent. The registered office of the Corporation within the State of Delaware shall be in the City of Wilmington, County of New Castle. The name of the Corporation’s registered agent in the State of Delaware is Corporation Service Company.

3. Purpose. The purposes for which the Corporation is formed are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware and to possess and exercise all of the powers and privileges granted by such law and any other law of Delaware.

4. Authorized Capital. The aggregate number of shares of stock which the Corporation shall have authority to issue is Eighty-Two Million One Hundred Thousand (82,100,000) shares, divided into three (3) classes consisting of One Hundred Thousand (100,000) shares of Preferred Stock, par value $.01 per share (“Preferred Stock”); Fifty-Five Million (55,000,000) shares of Common Stock, par value $.01 per share (“Common Stock”) and Twenty-Seven Million (27,000,000) shares of Class B Common Stock, par value $.01 per share (“Class B Common Stock”). The Common Stock and the Class B Common Stock are hereinafter sometimes collectively referred to as “Corporation Common Stock.”

The following is a statement of the designations, preferences, qualifications, limitations, restrictions and the special or relative rights granted to or imposed upon the shares of each such class.

A. PREFERRED STOCK

1. Issue in Series. Preferred Stock may be issued from time to time in one or more series, each such series to have the terms stated herein or in the resolution of the Board of Directors of the Corporation providing for its issue. All shares of any one series of Preferred Stock will be identical, but shares of different series of Preferred Stock need not be identical or rank equally insofar as provided by law or herein.

2. Creation of Series. The Board of Directors will have authority by resolution to cause to be created one or more series of Preferred Stock, and to determine and fix with respect to each series prior to the issuance of any shares of the series to which such resolution relates:

a. The distinctive designation of the series and the number of shares which will constitute the series, which number may be increased or decreased (but not below the number of shares then outstanding) from time to time by action of the Board of Directors;

b. The rights in respect of dividends (or method of determining the dividends), if any, payable to the holders of shares of the series, and the times of payment of any dividends on the shares of the series, and whether any dividends will be cumulative, and if so, from what date or dates;

c. The price or prices at which, and the terms and conditions on which, the shares of the series may be redeemed at the option of the Corporation, if any;

d. Whether or not the shares of the series will be entitled to the benefit of a retirement or sinking fund to be applied to the purchase or redemption of such shares and, if so entitled, the amount of such fund and the terms and provisions relative to the operation thereof;

e. Whether or not the shares of the series will be convertible into, or exchangeable for, any other shares of stock of the Corporation or other securities, and if so convertible or exchangeable, the conversion price or prices, or the rates of exchange, and any adjustments thereof, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;

f. The rights of the shares of the series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

g. Whether or not the shares of the series will have priority over or be on a parity with or be junior to the shares of any other series or class in any respect or will be entitled to the benefit of limitations restricting the issuance of shares of any other series or class having priority over or being on a parity with the shares of such series in any respect, or restricting the payment of dividends on or the making of other distributions in respect of shares of any other series or class ranking junior to the shares of the series as to dividends or assets, or restricting the purchase or redemption of the shares of any such junior series or class, and the terms of any such restriction;

h. Whether the series will have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights; and

i. Any other preferences, qualifications, privileges, options and other relative or special rights and limitations of that series.

B. COMMON STOCK AND CLASS B COMMON STOCK

Except as otherwise provided herein, all shares of Common Stock and Class B Common Stock shall be identical and shall entitle the holders thereof to the same rights and privileges.

1. Transfers. The Corporation shall not close its books against the transfer of any share of Corporation Common Stock, or of any share of Corporation Common Stock issued or issuable upon conversion of shares of the other class of Corporation Common Stock, in any manner that would interfere with the timely conversion of such shares of Corporation Common Stock.

2. Subdivision and Combinations of Shares. If the Corporation in any manner subdivides (by stock split, stock dividend or otherwise) or combines (by stock split, stock dividend or otherwise) the outstanding shares of any class of Corporation Common Stock, the outstanding shares of the other class of Corporation Common Stock shall be proportionately subdivided or combined. In no event shall a stock split or stock dividend constitute a payment of Unpaid Preference.

3. Distributions. At the time of each Distribution, such Distribution shall be made to the holders of the Class B Common Stock and Common Stock in accordance with the following priority:

a. First, the holders of Class B Common Stock shall be entitled to receive all or a portion of such Distribution (allocated ratably among such holders based upon the number of shares of Class B Common Stock held by each such holder as of the time of such Distribution) equal to the aggregate Unpaid Preference on all outstanding shares of Class B Common Stock as of the time of such Distribution, and no Distribution or any portion thereof shall be made under paragraph 3.b below until the entire amount of the Unpaid Preference on the outstanding shares of Class B Common Stock as of the time of such Distribution has been paid in full.

The Distributions made pursuant to this paragraph 3.a to holders of Class B Common Stock shall constitute a payment of Distribution Preference on Class B Common Stock.

b. Second, after the required amount of a Distribution has been made in full pursuant to paragraph 3.a above, the holders of Corporation Common Stock as a group, shall be entitled to receive the remaining portion of such Distribution (allocated ratably among such holders based upon the number of shares of Corporation Common Stock held by each such holder as of the time of such Distribution).

c. In the case of any non-liquidating Distribution, such Distribution shall be made to the holders of the Class B Common Stock and Common Stock in the manner and in the priority set forth in paragraphs 3.a and 3.b hereof; provided that if such non-liquidating Distribution shall be payable in shares of Class B Common Stock or Common Stock, the payments in shares of Class B Common Stock shall be payable to holders of Class B Common Stock and the payments in shares of Common Stock shall be payable to holders of Common Stock.

4. Voting Rights. The holders of Class B Common Stock and Common Stock shall have the general right to vote for all purposes, including the election of directors, as provided by law. Each holder of Class B Common Stock and Common Stock shall be entitled to one vote for each share thereof held. The holders of record of Class B Common Stock and holders of record of Common Stock shall vote as a single class on all matters, except as otherwise required by law or this Restated Certificate of Incorporation. In the election of directors, each stockholder shall be entitled to cast for any one candidate no greater number of votes than the number of shares held by such stockholder; no stockholder shall be entitled to cumulate votes on behalf of any candidate. The affirmative vote of the holders of a majority of the outstanding Class B Common Stock, voting separately as a class, shall be required for any amendment, alteration or repeal (including by merger, consolidation or otherwise by operation of law) of any provision of this Restated Certificate of Incorporation that would adversely affect the powers, privileges or rights of the Class B Common Stock or the holders thereof in such capacity (in either case except for changes affecting only those powers, privileges or rights shared by both classes of Corporation Common Stock and affecting such powers, privileges or rights equally with respect to both classes of Corporation Common Stock).

5. Merger, etc. In connection with any merger, consolidation, or recapitalization in which holders of Class B Common Stock or Common Stock generally receive, or are given the opportunity to receive, consideration for their shares, all payments shall be made to the holders of Class B Common Stock and Common Stock in the manner and in the priority set forth in paragraphs 3.a and 3.b hereof in such a manner as will preserve the economic intent of such paragraphs.

6. Conversion.

a. At any time and from time to time any holder of Class B Common Stock may, at such holder’s option, convert all or any portion of such holder’s shares of Class B Common Stock into an equal number of fully paid and nonassessable shares of Common Stock by: (A) if such shares are held in certificated form, delivery and surrender to the Corporation of the certificates representing the shares of Class B Common Stock to be so converted or (B) if such shares are held in book-entry form, delivery of written notice to the Corporation. Any conversion pursuant to this Section 4.B.6.a shall be deemed to have been effected at the time of such surrender or delivery of such written notice, as the case may be. Upon such surrender or delivery of written notice pursuant to this Section 4.B.6.a, the Corporation shall deliver or cause to be delivered to or upon the written order of the record owner of such shares of Class B Common Stock certificates representing the number of fully paid and nonassessable shares of Common Stock into which the shares of Class B Common Stock represented by such surrendered certificates or covered by such written notice, as the case may be, have been converted in accordance with the provisions of this Section 4.B.6.a.

b. The Corporation will pay any and all documentary, stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Common Stock on the conversion of shares of Class B Common Stock pursuant to this Section 4.B.6; provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any registration of transfer involved in the issue or delivery of shares of Common Stock in a name other than that of the record owner of Class B Common Stock converted or to be converted, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax or has established, to the reasonable satisfaction of the Corporation, that such tax has been paid.

c. As long as any shares of Class B Common Stock shall be outstanding, the Corporation shall reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of shares of Class B Common Stock, that number of shares of Common Stock necessary to effect the conversion of all of the then outstanding shares of Class B Common Stock. If at any time, the Board of Directors of the Corporation determines that the number of authorized but unissued shares of Common Stock would be insufficient to effect the conversion of all of the then outstanding shares of Class B Common Stock, the Corporation shall take such action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient to effect such conversion.

d. Upon the conversion of all or any portion of Class B Common Stock pursuant to Section 4.B.6, the Class B Common Stock so converted shall be cancelled and retired and may not be reissued. Following the conversion pursuant to this Section 4.B.6 of all outstanding shares of Class B Common Stock and the filing of a certificate of retirement with the Secretary of State of the State of Delaware in accordance with Section 243 of the DGCL, all references in this Restated Certificate of Incorporation to Corporation Common Stock shall be deemed to refer only to the Common Stock.

7. Preemptive Rights. Neither holders of the Common Stock nor holders of Class B Common Stock shall have preemptive rights.

8. Restrictions on Issuance. Except for issuances of shares of Class B Common Stock required pursuant to Section 4.B.2 hereof, no more than                             * shares of Class B Common Stock (as proportionately adjusted for all stock splits, stock dividends and other recapitalizations affecting the Class B Common Stock) may be issued by the Corporation.

9. Definitions.

“Distribution” means each distribution made by the Corporation to holders of capital stock, whether in cash, property, or securities of the Corporation and whether by dividend, liquidating distributions or otherwise; provided that none of the following shall be a Distribution: (a) any redemption or repurchase by the Corporation of any capital stock held by an employee, director or former employee or director of the Corporation or any of its subsidiaries or (b) any exchange of any capital stock, or any subdivision (by stock split, stock dividend or otherwise) or any combination (by stock split, stock dividend or otherwise) of any outstanding shares of capital stock.

*	To be equal to the aggregate number of shares of Class B Common Stock to be outstanding upon consummation of the Corporation’s initial public offering.

“Distribution Preference” of each share of Class B Common Stock shall be equal to $                ** (as proportionally adjusted for all stock splits, stock dividends and other recapitalizations affecting the Class B Common Stock).

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a government or any branch, department, agency, political subdivision or official thereof.

“Unpaid Preference” of any share of Class B Common Stock means an amount equal to the excess, if any, of (a) $                ** per share (as proportionally adjusted for all stock splits, stock dividends and other recapitalizations affecting the Class B Common Stock), over (b) the aggregate amount of Distributions made by the Corporation that constitute a return of Distribution Preference of such share.

5. Business Combinations with Interested Stockholders. The Corporation elects not to be governed by section 203 of the Delaware General Corporation Law (“DGCL”) immediately upon filing of this certificate pursuant to DGCL section 203(b)(1).

6. Bylaws. The board of directors of the Corporation is authorized to adopt, amend or repeal the bylaws of the Corporation, except as otherwise specifically provided therein.

7. Elections of Directors. Elections of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

8. Right to Amend. Except for any amendments that require the approval of the holders of the Class B Common Stock voting as a separate class as set forth herein, the Corporation reserves the right to amend any provision contained in this Restated Certificate of Incorporation as the same may from time to time be in effect in the manner now or hereafter prescribed by law, and all rights conferred on stockholders or others hereunder are subject to such reservation.

9. Limitation on Liability. The directors of the Corporation shall be entitled to the benefits of all limitations on the liability of directors generally that are now or hereafter become available under the DGCL. Without limiting the generality of the foregoing, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for

**	To be equal to Thirty Million Dollars ($30,000,000) divided by the aggregate number of shares of Class B Common Stock to be outstanding upon consummation of the Corporation’s initial public offering.

breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Section 9 shall be prospective only, and shall not affect, to the detriment of any director, any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

10. Indemnification.

A. A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL.

B. 1. Each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by the DGCL. The right to indemnification conferred in this Section 10 shall also include the right to be paid by the Corporation the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by the DGCL. The right to indemnification conferred in this Section 10 shall be a contract right.

2. The Corporation may, by action of its Board of Directors, provide indemnification to such of the employees and agents of the Corporation to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by the DGCL.

C. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the DGCL.

D. The rights and authority conferred in this Section 10 shall not be exclusive of any other right which any person may otherwise have or hereafter acquire.

E. Neither the amendment nor repeal of this Section 10, nor the adoption of any provision of this Restated Certificate of Incorporation or the bylaws of the Corporation, nor, to the fullest extent permitted by the DGCL, any modification of law, shall eliminate or reduce the effect of this Section 10 in respect of any acts or omissions occurring prior to such amendment, repeal, adoption or modification.

IN WITNESS WHEREOF, the undersigned has caused this Restated Certificate of Incorporation to be signed by                         , its                         , on                         .

NTELOS HOLDINGS CORP.

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